Exhibit 5.2

Simpson Thacher & Bartlett llp

425 lexington avenue new york, ny 10017-3954
telephone: +1-212-455-2000 facsimile: +1-212-455-2502

Direct Dial Number	E-mail Address

September 20, 2022

Dollar General Corporation

100 Mission Ridge

Goodlettsville, Tennessee 37072

Ladies and Gentlemen:

We have acted as counsel to Dollar General Corporation, a Tennessee corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-237519) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company of $750,000,000 aggregate principal amount of 4.250% Notes due 2024, $550,000,000 aggregate principal amount of 4.625% Notes due 2027, $700,000,000 aggregate principal amount of 5.000% Notes due 2032 and $300,000,000 aggregate principal amount of 5.500% Notes due 2052 (collectively, the “Notes”). The Notes will be issued pursuant to the Indenture, dated as of July 12, 2012 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Tenth Supplemental Indenture, dated as of September 20, 2022 (the “Tenth Supplemental Indenture”), the Eleventh Supplemental Indenture, dated as of September 20, 2022 (the “Eleventh Supplemental Indenture”), the Twelfth Supplemental Indenture, dated as of September 20, 2022 (the “Twelfth Supplemental Indenture”) and the Thirteenth Supplemental Indenture, dated as of September 20, 2022 (the “Thirteenth Supplemental Indenture” and, together with the Tenth Supplemental Indenture, the Eleventh Supplemental Indenture, the Twelfth Supplemental Indenture and the Base Indenture, the “Indenture”), between the Company and the Trustee.

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Dollar General Corporation	2	September 20, 2022

We have examined the Registration Statement as it became effective under the Securities Act; the prospectus dated April 1, 2020 (the “Base Prospectus”), as supplemented by the prospectus supplement dated September 6, 2022 relating to the Notes (together with the Base Prospectus, the “Prospectus”), filed by the Company pursuant to Rule 424(b) of the rules and regulations of the Commission under the Securities Act; the Indenture; duplicates of the global notes representing the Notes; and the Underwriting Agreement, dated September 6, 2022 (the “Underwriting Agreement”), between the Company and the underwriters named therein.

We also have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that at the time of execution, authentication, issuance and delivery of the Notes, the Indenture will be the valid and legally binding obligation of the Trustee.

Dollar General Corporation	3	September 20, 2022

In rendering the opinion set forth below, we have assumed further that (1) the Company is validly existing and in good standing under the law of the State of Tennessee and has duly authorized, executed, issued and delivered the Underwriting Agreement, the Indenture and the Notes, as applicable, in accordance with its organizational documents and the law of the State of Tennessee, (2) the execution, issuance, delivery and performance of the Underwriting Agreement, the Indenture and the Notes, as applicable, by the Company do not constitute a breach or violation of its organizational documents or violate the law of the State of Tennessee or any other jurisdiction (except that we make no such assumption with respect to the law of the State of New York and the federal law of the United States) and (3) the execution, issuance, delivery and performance by the Company of the Underwriting Agreement, the Indenture and the Notes, as applicable, do not constitute a breach or default under any agreement or instrument which is binding upon the Company.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, assuming due authentication of the Notes by the Trustee, and upon payment for, and delivery of, the Notes in accordance with the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

Dollar General Corporation	4	September 20, 2022

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), and (iii) an implied covenant of good faith and fair dealing. In addition, we express no opinion as to the validity, legally binding effect or enforceability of Section 12.13 of the Base Indenture, Section 5.5 of the Tenth Supplemental Indenture, Section 5.5 of the Eleventh Supplemental Indenture, Section 5.5 of the Twelfth Supplemental Indenture and Section 5.5 of the Thirteenth Supplemental Indenture relating to the severability of provisions of the Indenture.

We do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States.

We hereby consent to the filing of this opinion letter as an Exhibit to the Current Report on Form 8-K, which we understand will be incorporated by reference into the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP